Exhibit 99.1

PAUL D. WATSON
1574 DORCAS POINT ROAD
NANOOSE BAY, BRITICH COLOMBIA, CANADA
V9P 9B4

June 25, 2009

Glen Rose Petroleum Corporation
One Energy Square
4925 Greenville Avenue
Dallas, Texas, USA  75206

Attention:                      The Board of Directors

Dear Sirs:

By this letter, Mr. Paul D. Watson hereby submits his resignation as a member of the Board of Directors and the Chairman of Glen Rose Petroleum Corporation.  This resignation is effective as of the date of this letter.

Mr. Watson is moving to other business opportunities and can no longer dedicate the necessary time for the governance and stewardship of Glen Rose at the Board level.

Mr. Watson has elected to accept 100,000 common shares of the Corporation as director fees for his participation on the Board of the Company.  The common stock payable to him will be issued July 31, 2009.  Further, Mr. Langston agrees to assist Mr. Watson’s financial advisor in explaining the restrictions in the currently issued common stock of Glen Rose Petroleum Corporation.

Mr. Watson will attempt, within the limits specified by the Board of Directors of Glen Rose Petroleum Corporation, to negotiate with Recon Petrotechnologies the amount and timing of the payment of their outstanding invoice, and such other matters which the Company may request.

I wish all of you and the Corporation the best of fortunes and opportunities in the future for the continued growth of Glen Rose.

Very truly your,

\s\ Paul D. Watson
Paul D. Watson

Acknowledged this 29th day of June, 2009
Glen Rose Petroleum Corporation

\s\ Joseph Langston
Joseph Langston

APPLEWOOD ENERGY INC.
1574 DORCAS POINT ROAD
NANOOSE BAY, BRITICH COLOMBIA, CANADA
V9P 9B4

June 25, 2009

Glen Rose Petroleum Corporation
One Energy Square
4925 Greenville Avenue
Dallas, Texas, USA  75206

Attention:                      Mr. Joseph Langston

Dear Sirs:

Re:	Termination of Consulting Contract between Applewood Energy Inc. and Glen Rose Petroleum Corporation (formerly United Heritage Corporation “UHC”) dated November 1, 2007

Applewood Energy Inc. (“AEI”) herewith serves notice of AEI’s intention to terminate the above captioned contract for the services of AEI and to supply Paul Watson as the Chief Operating Officer (now currently holding the position of the Chief Executive Officer) of the Company, effective December 31, 2008.  Glen Rose Petroleum (“GLRP”) and AEI both waive the 30 day notice period as stipulated in the contract dated November 1, 2007.

AEI recognizes that GLRP has very restricted funds at this time and accordingly, GLRP will pay the amount of $5,635.89 by July 15, 2009, or as soon there after as funds have been received by GLRP from the current financing.  Further, Mr. Watson has left certain personal items in the home on Pepper Street in Rock Springs, Texas leased by GLRP.  In addition, GLRP agrees to reimburse Mr. Watson $445.00.

AEI recognizes this payment as full and complete compensation and both AEI and GLRP will hold each other harmless with regards to the past and present business of UHC and GLRP.  AEI will keep all information regarding UHC and GLRP in confidence and will abide by the non solicitation agreement.

AEI trusts that the foregoing is in order and remains,

Very truly yours,

\s\ Paul D. Watson
Paul D. Watson
President

Agreed to and accepted this 29th day of June, 2009

\s\ Joseph F. Langston
Joseph F. Langston
President Glen Rose Petroleum Corporation